Exhibit 99.1

FTC Solar Announces Second Quarter 2021 Financial Results

Second Quarter Highlights and Recent Developments

•   Second quarter revenue of $50.1 million; total 1H’21 revenue up 39% y/y;

• Added to executed contracts and awarded orders, now totaling $419 million YTD through Aug. 1*;

• Continuing to win new customers, including another top 5 construction firm/EPC;

• Recognized first revenue for our SunPath software solution;

• Sold stake in minority investment (Dimension Energy) for $22 million; and

• Targeting significant 2H’21 revenue growth, with increased logistics cost impact in Q3 followed by significant progress toward profitability in Q4

AUSTIN, Texas — August 11, 2021 – FTC Solar, Inc. (Nasdaq: FTCI), a fast-growing global provider of solar tracker systems, software and engineering services, today announced financial results for the second quarter ended June 30, 2021.

“Revenue for the second quarter came in above the high-end of our guidance range for the period, with lower-than-expected non-GAAP operating expenses,” said Tony Etnyre, FTC Solar President and Chief Executive Officer. “Despite an additional $10 million of expense incurred in a continued challenging and tightening global logistics environment, our Non-GAAP net loss was within our guidance range.”

“While the solar industry continues to contend with higher commodities and logistics pricing, FTC Solar  has taken meaningful actions to mitigate the impact to our business, while providing compelling solutions for our customers. During this difficult time for the industry, we continue to work with our customers to limit the impact of these short-term cost disruptions, while at the same time developing innovative logistics solutions that provide price certainty for our customers and drive significant improvement towards profitability for Q4.

This approach has helped support a continued growth in demand for our products. This demand is reflected in growth of our contracted and awarded orders, which have grown 385% on a year-to-date basis through August 1, with another $203 million added since our last update as of  June 1. Excluding the amount included in reported first-half revenue, executed contracts and awarded orders as of August 1 were $478 million, with expected delivery dates in 2021 and 2022.”

Summary Financial Performance: Q2 2021 and Q2 2020 (in thousands, except per share data and percentages)

	GAAP		Non-GAAP
	Three Months Ended June 30,
	2021	2020	2021	2020
Revenue	$50,108	$51,157	$50,108	$51,157
Gross margin	-32.04%	-2.70%	-16.82%	-2.54%
Operating expense	$59,906	$4,576	$8,325	$4,179
Operating loss	$(75,963)	$(5,958)	$(16,746)	$(5,479)
Net loss	$(55,841)	$(6,776)	$(16,971)	$(5,623)
Diluted EPS	$(0.70)	$(0.09)	$(0.21)	$(0.08)

See reconciliations of all non-GAAP to GAAP measures presented in this release in the tables below.

*Includes amounts included in first and second quarter reported revenue. We define executed contracts and awarded orders as orders that have been documented and signed through a contract or where we are in the process of documenting a contract but for which a contract has not yet been signed.  See press release text for current balance of executed contracts and awarded orders.

Second Quarter 2021 Results

Total second quarter revenue was $50.1 million, ahead of the company’s target range. This represents a decline of approximately 2% compared with the second quarter of 2020, on slightly lower product volume.

GAAP Gross loss was $16.1 million, up from $1.4 million in the prior year period, driven primarily by $10 million in increased logistics expense that was not passed along to customers, a strong ramp up in employee count and other overhead expenses to support the company’s strong growth trajectory, and a $7.2 million increase in stock-based compensation associated with the transition to a public company.

GAAP operating expenses were $59.9 million, including $49.0 million in stock-based compensation as a result of the company’s IPO, relating to one-time or catch-up charges for prior-issued stock. On a non-GAAP basis, excluding stock-based compensation and certain other expenses, operating expenses were $8.3 million, better than the company’s original guidance range due to timing between quarters, which compares to $4.2 million in the year-ago quarter. The year-over-year increase was driven primarily by necessary growth in staffing and other public-company preparations.

GAAP net loss was $55.8 million, or $0.70 per share, compared to a net loss of $6.8 million, or $0.09 per share in the year-ago quarter. Non-GAAP net loss, which excludes a $20.6 million gain from the sale of a minority investment in Dimension Energy, and a $56.2 million impact of stock-based compensation, IPO related expenses and consulting fees and other non-cash items, was $17.0 million, or $0.21 per share.  This was also within the company’s guidance range, despite absorbing an additional $10 million in logistics expense in the quarter as the global logistics environment worsened, and not all of these costs were able to be passed along to customers.  This result compares to a non-GAAP net loss of $5.6 million, or $0.08 per share in the year-ago quarter.

Second Half 2021 Outlook

Looking ahead, the company expects to see sequential revenue growth for the remainder of the year.  The third quarter should see improved revenue; however, a continued worsening of logistics costs will delay improvement in profitability until the fourth quarter.  In the fourth quarter, the company expects to see significant sequential revenue growth and a transition toward profitability, driven by the timing of deliveries on contracted projects, cost-saving initiatives and the implementation in the quarter of alternative shipping methods.

Several factors are included in FTC Solar’s outlook for the second half of 2021, including:

•
Strong demand for the company’s solar solutions, which is expected to drive significant increase in 2H shipments, even in the face of elevated steel, logistics and other solar project input costs that are causing solar developers to re-evaluate construction timelines for uncontracted projects;
•
Innovative ways to reduce project logistics costs using alternative shipping methods, which will help to mitigate the margin impacts during the second half of the year, primarily in the fourth quarter;  The anticipated logistics impact to Q3 is approximately $12-$15 million.
•
Continued implementation of a cost-reduction roadmap that is expected to yield measurable results in the second half of this year, further mitigating potentially unfavorable commodity and logistics impacts;
•
Customer decision and steel procurement timelines driving more volume to Q4 vs. Q3; and
•
The potential for revenue shifts between periods which, given FTC Solar’s size, fast pace of growth and the large size of several projects in the pipeline, can have a meaningful impact.

 Based on these and other factors, including our current backlog and forecasts, and accounting for direct cost uncertainty for the third quarter, the company expects:

($ in millions)	2Q 2021 Actual	3Q 2021
Revenue	$50.1	$56.0-$62.0
Non-GAAP Operating Expenses	$8.3	$8.7-$9.7
Adjusted EBITDA	$(16.7)	$(19.7)-$(14.7)

For the fourth quarter the company currently expects a significant increase in revenue relative to the third quarter. With the partial implementation of our new logistics methods beginning to take effect in the quarter, as well as our cost roadmap reduction initiatives, we are targeting significant progress toward profitability on an Adjusted EBITDA basis.

For the full year 2021, we expect revenue to exceed $310 million.

This outlook would result in full-year revenue growth in excess of 65% which is anticipated to be substantially faster than overall market growth expectations.

Second Quarter 2021 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community that will be held at 8:30 a.m. E.T. today, during which the company will discuss its second quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of the FTC Solar website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a fast-growing, global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

Source: FTC Solar, Inc.

Category: Financial News

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:

Scott Deitz
On behalf of FTC Solar
T: (336) 908-7759

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Product	$35,755	$42,849	$92,217	$73,318
Service	14,353	8,308	23,598	10,215
Total revenue	50,108	51,157	115,815	83,533
Cost of revenue:
Product	43,885	44,623	98,881	68,370
Service	22,280	7,916	32,872	9,565
Total cost of revenue	66,165	52,539	131,753	77,935
Gross profit (loss)	(16,057)	(1,382)	(15,938)	5,598
Operating expenses
Research and development	5,585	1,515	7,539	2,609
Selling and marketing	3,258	818	4,358	1,333
General and administrative (Note. 9)	51,063	2,243	56,147	4,718
Total operating expenses	59,906	4,576	68,044	8,660
Loss from operations	(75,963)	(5,958)	(83,982)	(3,062)
Interest expense	(200)	(121)	(214)	(233)
Gain from disposal in equity investment	20,619	-	20,619	-
Gain (loss) on extinguishment of debt	-	(41)	790	(41)
Other expense	(46)	-	(46)	-
Loss before income taxes	(55,590)	(6,120)	(62,833)	(3,336)
(Expense) benefit from income taxes	(115)	(19)	(96)	139
Loss from unconsolidated subsidiary	(136)	(637)	(354)	(159)
Net loss	$(55,841)	$(6,776)	$(63,283)	$(3,356)
Other comprehensive income (loss):
Foreign currency translation adjustments	7	(16)	6	(8)
Comprehensive loss	$(55,834)	$(6,792)	$(63,277)	$(3,364)
Net loss per share:
Basic	$(0.70)	$(0.09)	$(0.87)	$(0.05)
Diluted	$(0.70)	$(0.09)	$(0.87)	$(0.05)
Weighted-average common shares outstanding:
Basic	79,229,174	74,612,811	73,106,935	70,994,078
Diluted	79,229,174	74,612,811	73,106,935	70,994,078

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30, 2021	December 31, 2020

ASSETS
Current assets
Cash	$149,672	$32,359
Restricted cash	—	1,014
Accounts receivable, net	46,981	23,734
Inventories	7,810	1,686
Prepaid and other current assets	30,950	6,924
Total current assets	235,413	65,717
Investments in unconsolidated subsidiary	—	1,857
Other assets	5,252	3,819
Total assets	$240,665	$71,393
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$27,620	$17,127
Line of credit	—	1,000
Accrued expenses and other liabilities	19,525	18,495
Accrued interest – related party	—	207
Deferred revenue	8,201	22,980
Total current liabilities	55,346	59,809
Long-term debt and other borrowings	—	784
Other non-current liabilities	4,547	3,349
Total liabilities	59,893	63,942
Commitments and contingencies (Note 8)
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of December 31, 2020 and June 30, 2021	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 66,155,340 and 84,301,595 shares issued and outstanding as of December 31, 2020 and June 30, 2021	8	1
Treasury stock, at cost; 9,896,666 and 10,762,566 shares as of December 31, 2020 and June 30, 2021	—	—
Additional paid-in capital	286,687	50,096
Accumulated other comprehensive income (loss)	3	(3)
Accumulated deficit	(105,926)	(42,643)
Total stockholders’ equity	180,772	7,451
Total liabilities and stockholders’ equity	$240,665	$71,393

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(63,283)	$(3,356)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	56,641	933
Depreciation and amortization	42	40
Loss from unconsolidated subsidiary	354	160
Gain from disposal of equity investment	(20,619)	—
(Gain) loss on extinguishment of debt	(790)	41
Warranty provision	1,627	4,091
Warranty asset	(511)	(447)
Bad debt expense	23	—
Deferred income taxes	—	(2)
Other non-cash items	—	32
Changes in operating assets and liabilities:
Accounts receivable, net	(23,270)	(29,067)
Inventories	(6,123)	4,121
Prepaid and other current assets	(23,892)	(6,191)
Other assets	678	(137)
Accounts payable	9,719	149
Accruals and other current liabilities	190	16,684
Accrued interest – related party debt	(207)	(153)
Deferred revenue	(14,779)	(9,836)
Other non-current liabilities	224	424
Other, net	(319)	(401)
Net cash used in operating activities	(84,295)	(22,915)
Cash flows from investing activities:
Purchases of property and equipment	(293)	—
Proceeds from disposal of equity method investment	22,122	—
Net cash provided by investing activities:	21,829	—
Cash flows from financing activities:
Proceeds from borrowings	—	784
Repayments of borrowings	(1,000)	(2,000)
Repurchase and retirement of common stock	(54,155)	—
Offering costs paid	(5,334)	—
Deferred financing costs for revolving credit facility	(1,959)	—
Proceeds from stock issuance	241,207	30,000
Net cash provided by financing activities	178,759	28,784
Effect of exchange rate changes on cash and restricted cash	6	(8)
Net increase in cash and restricted cash	116,299	5,861
Cash and restricted cash at beginning of period	33,373	8,235
Cash and restricted cash at end of period	149,672	14,096

Supplemental disclosures of cash flow information:
Purchase of property and equipment included in accounts payable	$154	$—
Unpaid offering costs included in accounts payable	$619	$—
Non-cash gain on extinguishment of debt from PPP loan forgiveness	$(790)	$—
Cash paid during the period for interest	$247	$378

Reconciliation of cash and restricted cash at period end	June 30,2021	December 31, 2020
Cash	149,672	32,359
Restricted cash	—	1,014
Total cash and restricted cash	$149,672	$33,373

Because of these limitations, Non-GAAP Gross Margin, Non-GAAP Operating Expense, Non-GAAP Net Loss and Adjusted Non-GAAP Net Loss Per Share (Adjusted EPS) should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

 The following table reconciles Non-GAAP Gross Margin for the three and six months ended June 30, 2021 and 2020, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP gross profit (loss)	$(16,057)	$(1,382)	(15,938)	$5,598
Stock-based compensation	7,170	82	7,236	164
Other costs	460	-	460	-
Non-GAAP gross profit (loss)	(8,427)	(1,300)	(8,242)	5,762
Non-GAAP revenue	$50,108	$51,157	115,815	$83,533
Non-GAAP gross margin	-16.82%	-2.54%	-7.12%	6.90%

The following table reconciles GAAP Operating Expense to Non-GAAP Operating Expense for the three and six months ended June 30, 2021 and 2020, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP Operating expense	$59,906	$4,576	$68,044	$8,660
Depreciation expense	(19)	(4)	(28)	(7)
Amortization of intangibles	-	-	-	(33)
Stock-based compensation	(49,022)	(393)	(49,405)	(769)
Other costs	(2,540)	$-	(3,437)	$-
Non-GAAP Operating expense	$8,325	$4,179	$15,174	$7,851

The following table reconciles GAAP Operating Loss to Non-GAAP Operating Loss for the three and six months ended June 30, 2021 and 2020, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP Operating loss	$(75,963)	$(5,958)	$(83,982)	$(3,062)
Depreciation expense	33	4	42	7
Amortization of intangibles	-	-	-	33
Stock-based compensation	56,192	475	56,641	933
Other costs	2,992	$-	3,889	$-
Non-GAAP Operating loss	$(16,746)	$(5,479)	$(23,410)	$(2,089)

The following table reconciles Net Loss to Adjusted Non-GAAP Net Loss and Adjusted EPS for the three and six months ended June 30, 2021 and 2020, respectively. All shares and per share amounts have been adjusted for a 8.25-for-1 share forward stock split which took effect on April 27, 2021:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(in thousands, except per share data)
Net loss	$(55,841)	$(6,776)	$(63,283)	$(3,356)
Amortization of intangibles	—	—	—	33
Amortization of debt issuance costs	115	—	115	—
Stock-based compensation	56,192	475	56,641	933
(Gain) loss on extinguishment of debt	—	41	(790)	41
(Gain) from disposal of equity investment	(20,619)	—	(20,619)	—
Non-routine legal fees	775	—	775	—
Severance	295	—	295	—
Other costs	1,968	—	2,865	—
Loss from unconsolidated subsidiary	136	637	354	159
Income tax expense of adjustments (a)	8	—	—	(3)
Adjusted Non-GAAP net loss	$(16,971)	$(5,623)	$(23,647)	$(2,193)

Adjusted Non-GAAP net loss per share (Adjusted EPS)
Basic	$(0.21)	$(0.08)	$(0.32)	$(0.03)
Diluted	$(0.21)	$(0.08)	$(0.32)	$(0.03)

Weighted-average Non-GAAP common shares outstanding:
Basic	79,229,174	74,612,811	73,106,935	70,994,078
Diluted	79,229,174	74,612,811	73,106,935	70,994,078

(a)   Represents incremental tax expense of adjustments made to reconcile Net Loss to Adjusted Non-GAAP Net Loss driven from loss from unconsolidated subsidiary.

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Adjusted EBITDA, Adjusted Non-GAAP Net Loss and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) income tax (benefit) or expense, (ii) interest expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) amortization of debt issuance costs, (vi) stock-based compensation (vii) gain on extinguishment of debt, (viii) gain from disposal in equity investment, (ix) non-routine legal fees, (x) severance, (xi) other costs and (xii) loss from unconsolidated subsidiary. We define Adjusted Net Loss as net loss plus (i) amortization of intangibles, (ii) amortization of debt issuance costs (iii) stock-based compensation, (iv) gain on extinguishment of debt, (v) gain from disposal in equity investment, (vi) non-routine legal fees, (vii) severance, (viii) other costs, (ix) loss from unconsolidated subsidiary and (x) income tax expense of adjustments. Adjusted EPS is defined as Adjusted Non-GAAP Net Loss Per Share using the weighted average basic and diluted shares outstanding.

Adjusted EBITDA, Adjusted Non-GAAP Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present Adjusted EBITDA, Adjusted Non-GAAP Net Loss and Adjusted EPS because we believe they assist investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Non-GAAP Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.